Exhibit 10.1
August 24, 2006
Richard F. Sommer
Dear Richard:
     On behalf of ZipRealty, Inc. (the “Company”), I am pleased to offer you the position of Chief Executive Officer of the Company. The terms of your employment with the Company are as set forth below:
     1.   Position.
          a.   Title. You will become the Chief Executive Officer of the Company, working out of the Company’s headquarters office in Emeryville, California. As such you will report to the Company’s Board of Directors (the “Board”). Upon commencement of employment, you will also be appointed to serve as a member of the Board, and as long as you are a Company employee you agree to serve in such capacity without additional compensation.
          b.   Duties. As Chief Executive Officer, you will have the duties, responsibilities and authority customarily associated with such position as the Company’s most senior executive officer, including responsibility for the overall management of the Company. You agree to the best of your ability and experience that you will loyally and conscientiously perform all of your duties and obligations to the Company. During your employment, you further agree that you (i) will devote substantially all of your business time and attention to the business of the Company; (ii) will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Board which (subject to the Company’s Corporate Governance Guidelines as referred to below) will not be unreasonably withheld; and (iii) will not directly or indirectly engage or participate in any business or activity that is competitive in any manner with the business of the Company. Nothing in this letter agreement will prevent you from: (A) serving on advisory boards or boards of charitable organizations, so long as such service does not unduly interfere with the performance of your duties to the Company; or (B) serving on the board of directors of a private company which you are currently a member of and have disclosed to the Company. Note however that the Company’s Corporate Governance Guidelines provide that no officer of the Company (including the Chief Executive Officer) will accept or seriously discuss joining the board of any public or private for-profit company without first seeking the permission of the Corporate Governance and Nominating Committee of the Company. While you are an executive officer and director of the Company, the Company will assist you in satisfying your reporting obligations under Section 16 of the Securities Exchange Act of 1934 (the “Exchange Act”).

     2.   Start Date. Subject to fulfillment of any pre-conditions imposed by this letter agreement, you will commence full-time employment with the Company on September 6, 2006 (the “Start Date”).
     3.   Compensation and Benefits.
          a.   Base Salary. For all services rendered to the Company, you will receive a monthly base salary of not less than $33,333.33 (which on an annualized basis equals $400,000), which will be paid in accordance with the Company’s regular payroll practices (but no less frequently than once per month). For purposes of this letter agreement, the term “Base Salary” means the annual base salary set forth in this Section 3.a. or, to the extent the amount of such Base Salary is adjusted from time to time in the future pursuant to the Company’s annual review process, your annualized base salary as applicable on the relevant date. The Board’s Compensation Committee (the “Committee”) will periodically review your Base Salary for possible increases and to ensure market competitiveness.
          b.   Incentive Bonuses. Except as set forth below with respect to the period ending on December 31, 2007, you will be eligible to earn an annual incentive bonus with an annual target amount equivalent to 100% of your Base Salary (“Target Bonus”). Your right to be paid an annual incentive bonus under this Section 3.b. will be based on your continued employment throughout each applicable performance period (subject to Section 8) and the satisfaction of operating performance metrics and other milestones established by the Committee in its sole discretion (but with input from you) with respect to such period. Such performance metrics and milestones will be established no later than 60 days after the start of the applicable performance period; provided that with respect to 2006, such metrics and milestones will be established on or before October 15, 2006. The actual amount of bonus paid, assuming certification by the Committee that the objectives have been achieved and the level of such achievement, may be more or less than the Target Bonus amount. Any bonus earned and payable under this Section 3.b. will be paid within 60 days following the end of the applicable performance period (whether or not you remain employed on the payment date). With respect to 2006 and subject to the next following paragraph in this Section 3.b., any bonus amount earned and that becomes payable will be pro-rated from your Start Date through December 31, 2006.
          You will be paid a bonus of $100,000 on your Start Date; provided however that if at any time during the first six months following your Start Date your employment terminates other than as a result of an Involuntary Termination (as defined below), your death or your Disability (as defined in the Company’s 2004 Equity Incentive Plan), you will be required to pay to the Company on the date your employment terminates an amount equal to the net (after-tax) amount (applying the highest marginal income tax rates effective in 2006) that you received under this sentence. Notwithstanding anything to the contrary contained in this Section 3.b. (and in particular notwithstanding the statement above that your Target Bonus will equal 100% of your Base Salary), the aggregate amount of any annual incentive bonuses that the Company would, in the absence of this sentence, be obligated to pay you under this Section 3.b. with respect to 2006 and 2007 (in the aggregate) will be reduced by $100,000.

          c.   Benefits. The Company will provide you with the opportunity to participate in benefits plans and programs of the Company, if any, to the extent your position, tenure and other qualifications make you eligible to participate, subject to any eligibility requirements imposed by such plans. You will be entitled to paid time off based on the Company’s written policies as then in effect. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
          d.   Indemnification. Commencing as of the Start Date, you will be covered under the Company’s insurance policies (the “Policies”) for directors’ and officers’ liability coverage and will be provided indemnification to the maximum extent permitted by the Company’s Bylaws and Certificate of Incorporation, including becoming a party to the Company’s standard indemnification agreement (the “Indemnification Agreement”). Such coverage and indemnification will be on terms no less favorable than provided to any other Company senior executive or director. The indemnification and liability insurance shall cover events occurring at any time during the period in which you are rendering services in any capacity to the Company, even if such claims are brought after the end of such service period in accordance with the terms of the Policies and the Indemnification Agreement. In the event of any claims covered by them, you will be entitled to have your costs paid and fees advanced by the Company in accordance with the terms of the Policies and the Indemnification Agreement. Provided it can do so on commercially reasonable terms (as determined in the sole discretion of the Board), the Company agrees during your tenure as Chief Executive Officer and, to the extent applicable to you, thereafter to maintain at least the level of insurance coverage as is provided for under the Policies as of the date of this letter agreement.
     4.   Equity Awards.
          a.   Initial Stock Option Grant. Subject to your acceptance of this letter and effective upon your Start Date, the Compensation Committee will grant you on September 6, 2006 a stock option (the “Option”) to purchase 1,250,000 shares of the Company’s Common Stock with a per share exercise price equal to the closing price of a share of the Company’s common stock as reported on the Nasdaq Global Market on your Start Date. The Option shares will vest and become exercisable at the rate of 25% of the total number of Option shares on the first anniversary of your Start Date and 1/48th of the total number of Option shares on the first day of each month thereafter. Vesting will, of course, depend on your continued and continuous service relationship with the Company. The Option will be a non-statutory stock option, will have a ten-year term (subject to earlier termination in accordance with its terms), and will be subject to the terms of the Stock Option Agreement between you and the Company (which will incorporate the terms of Section 4. b. and Section 8.b. below). Except in the context of a termination of your employment for Cause, you will be able to exercise those Option shares that were vested on your last day of your service to the Company for 12 months following such last day. Provided you comply with applicable law and the terms of any Company insider trading and disclosure policy and stock ownership guidelines, as such may be in place from time to time, you may enter into an arrangement under Exchange Act Rule 10b5-1(c) covering the exercise and/or sale of your Option shares and other Company capital stock.

          On or prior to September 30, 2006, the Company will file a Form S-8 registration statement, which will be effective upon filing, with the Securities and Exchange Commission to register the issuance of the Option shares to you.
          b.   Change of Control, Liquidation or Dissolution Acceleration. In the event (i) you experience an Involuntary Termination in connection with a Change of Control (the Involuntary Termination shall be deemed to be in connection with a Change of Control if the Involuntary Termination occurs within 30 days prior to the Change of Control or is required by the merger agreement or other instrument relating to such Change of Control or is made at the express request of the other party to the transaction constituting such Change of Control) or within eighteen (18) months following a Change of Control of the Company, (ii) the Option is terminating in a Change of Control because the successor entity has not agreed to assume or substitute for the Option in connection with the transaction, or (iii) the Option is terminating in connection with a liquidation or dissolution of the Company, you will immediately vest in and have the right to exercise the Option for 100% of the shares subject to the Option effective as of immediately prior to the effective date of your Involuntary Termination or the date on which the Option is terminating in connection with the transaction, as applicable.
          As used herein, a “Change of Control” means the occurrence of any of the following events:
          (i) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least 50% of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation;
          (ii) the consummation of the sale or disposition of all or substantially all of the Company’s assets to any other person or entity (other than to a wholly-owned subsidiary);
          (iii) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner”(as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities;
          (iv) the dissolution or liquidation of the Company; or
          (v) a change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are “Incumbent Directors.” An “Incumbent Director” means a director who either (A) is a Director as of the date of this Agreement, or (B) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but not will not include any individual whose election or nomination is in connection with an actual or threatened proxy context relating to the election of directors to the Company).

          d.   Subsequent Equity Awards. Subject to the discretion of the Company’s Board of Directors and the Committee, you may be eligible to receive additional grants of stock options or other equity awards from time to time in the future, on such terms and subject to such conditions as the Board of Directors shall determine as of the date of any such award.
     5.   Pre-employment Conditions.
          a.   Confidentiality Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon the execution, and delivery to an officer of the Company, of the Company’s Employee Proprietary Information Agreement a copy of which is attached as Exhibit A for your review and execution (the “Confidentiality Agreement”), prior to or on your Start Date.
          b.   Background and Reference Check. Your acceptance of this offer and commencement of employment with the Company is contingent upon the Company’s satisfactory completion of a background and reference check.
          c.   Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three (3) business days of your Start Date, or our employment relationship with you may be terminated.
     6.   No Conflicting Obligations. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the material provisions of this letter or the Company’s policies. You are not to bring with you to the Company, or use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other person or entity with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. Also, we expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.
     7.   At-Will Employment. Subject only to the Company’s obligations described in Section 3.d., 8, 9, 10.a. and 10.c. below, your employment with the Company will be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation.
     8.   Severance Benefits. In no way limiting the Company’s policy of employment at-will, if your employment terminates in a manner that constitutes an Involuntary Termination (as defined below), the Company will offer certain severance benefits to you. As a condition to your receipt of such benefits, you are required to comply with your continuing obligations to the Company (including the return of any Company property), resign from all positions you hold with the Company (unless otherwise requested by the Board), and execute the Company’s standard form of release agreement, as attached hereto as Exhibit B, releasing any claims you may have against the Company, its agents and successors.

     Upon termination of your employment for any reason (the last day of your employment is referred to as your “Termination Date”), you will receive the following payments as of the Termination Date: (i) all unpaid salary and unpaid vacation accrued through the Termination Date, (ii) any bonuses earned prior to but unpaid as of the Termination Date (including any such bonuses covered by Section 3.b.), and (iii) any unreimbursed business expenses substantiated in accordance with Company policy. The amounts under clauses (i) through (iii) shall be paid to you without the condition of your providing the Company with any release of claims.
          a.   Payment Upon Involuntary Termination . In the event that you experience an Involuntary Termination, then you will be entitled to receive: (1) cash severance equal to the sum of (i) an amount equal to six months’ of your then-current Base Salary; plus (ii) 50% of the average of the annual incentive bonuses that you were paid with respect to the two years immediately preceding the year in which occurs your Involuntary Termination; provided however that with respect to an Involuntary Termination that occurs on or prior to December 31, 2007, the amount covered by this clause (ii) shall be $100,000; and provided further that with respect to an Involuntary Termination that occurs during calendar year 2008, the amount covered by this clause (ii) shall be calculated as follows: 50% of the quotient of (A) the sum of ($100,000, plus any additional amount of bonus paid with respect to 2006, which additional amount shall be annualized to assume you had worked for all of 2006) plus (actual 2007 bonus paid) divided by (B) two; and (2) for the six months following the effective date of the release of claims referred to above, assuming you timely elect such coverage, reimbursement (or direct payment) by the Company of the percentage of the cost of medical insurance benefits continuation under COBRA for you and your dependents that equals the percentage of your medical insurance benefits covered at the Company’s expense prior to the Termination Date. Subject to any delay required under Section 10.c. below, the cash severance amount set forth in this Section 8.a.(1) shall be paid out in equal installments over the Company’s regular payroll schedule for six months following the effective date of your release of claims referred to above.
          b.   Vesting Acceleration on Involuntary Termination occurring prior to a Change of Control. In addition to the benefits provided in Section 8.a. above, but only with respect to an Involuntary Termination not covered by Section 4.b. above, you will be entitled to additional vesting of the Option effective as of your Termination Date such that as of the effective date of your Involuntary Termination you will be treated as vested in and able to exercise a number of Option shares equal to 12.5% of the total number of Option shares in addition to the number of Option shares in which you would otherwise be vested in on the date of your Involuntary Termination (but in no event a number greater than 100% of the total number of Option shares).
          c.   Definition of Cause. For purposes of this letter agreement, “Cause” shall refer to any of the following that are materially injurious to the Company and shall mean your (i) willful failure to substantially perform your duties and responsibilities hereunder (other than a failure resulting from your complete or partial incapacity due to physical or mental illness or impairment or Disability as defined in the Company’s 2004 Equity Incentive Plan); (ii) willful act that constitutes gross misconduct, (iii) willful breach of a material provision of this letter (including the Confidentiality Agreement), or (iv) material or willful violation of a federal or state law or regulation applicable to the business of the Company. No act or omission by you will be considered “willful” unless it is determined that it was committed without good faith or without a reasonable belief that the act or omission was in the best interests of the Company. The foregoing is an exclusive list of the acts or omissions that shall be considered “Cause.” To effect a termination for Cause, the Board will provide you with a written notice of its intent to effect such a termination and the reason therefore and will give you 10 business days from your receipt of such notice in which to cure any act or omission giving rise to Cause.
          d.   Definition of Good Reason. For purposes of this letter agreement, you will have “Good Reason” to terminate your employment upon the occurrence of any of the following without your express written consent: (i) a material reduction in your position, responsibilities or duties including without limitation that you are no longer the sole chief executive officer of the Company, provided that a reduction or other change in your position, responsibilities or duties solely by virtue of the Company’s being acquired and made part of a larger entity (as, for example, if you are not made chief executive officer of the combined entity) shall not per se give rise to Good Reason, whereas Good Reason could exist if, following a Change of Control, the size and scope of the Company’s business is reduced from its pre-Change of Control size and scope as a result of decisions made by the successor entity or a parent entity thereof (but not as a result of decisions made by the Company prior to the Change of Control or as a result of market or competitive forces occurring at any time); (ii) a reduction of your Base Salary or Target Bonus (other than a reduction contemplated under the second paragraph of Section 3.b. above or a reduction (or series of reductions) of your Base Salary that in the aggregate does not exceed 10% of your Base Salary and where such reduction is also concurrently and proportionately applied to all Company executive officers); (iii) a material reduction in the level or kind of employee benefits to which you were entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; (iv) a substantial reduction, without good business reasons, of the facilities and perquisites (including office space and location) available to you immediately prior to such reduction; (v) relocation of your primary place of business for the performance of your duties to the Company to a location that is more than 50 miles from the location specified in Section 1.a.; (vi) any material breach of a material provision of this letter agreement by the Company (including without limitation the failure to timely provide you the cash compensation, equity compensation and/or employee benefits owed you under this letter agreement); or (vii) any failure or refusal of a successor company to the Company’s business to expressly agree in writing to assume the Company’s obligations hereunder.
          e.   Definition of Involuntary Termination. For purposes of this letter agreement, an Involuntary Termination is any termination of your employment with the Company or its acquiror or successor, as the case may be, which is either (i) by the Company (or its acquiror or successor) without Cause, or (ii) by you for Good Reason.

          f.   Noncompete Covenant. As a condition to the benefits extended to you hereunder, you agree that, if (i) your employment is terminating at the time of or within 12 months following a Change of Control for any reason and (ii) immediately prior to the Change of Control you hold Common Stock and/or vested in-the-money options to purchase Common Stock in the aggregate equal to more than 3% of the Company’s outstanding capital stock immediately prior to the Change of Control, then you will refrain from competing with the Company or its acquiror (but only with respect to the Company’s business) for a period of six months following the Termination Date.
          g.   No Duty to Mitigate. No payment or benefit made to you or to be made to you pursuant to this letter agreement shall be subject to offset except as provided above in the second paragraph of Section 3.b. and in the final sentence of this Section 8.g. You shall not be required to mitigate the amount of any cash payment or the value of any benefit provided for in this letter agreement by seeking other employment, by seeking benefits from another employer or other source, or by pursuing any other type of mitigation. Notwithstanding the foregoing, if, during the period the Company is providing you COBRA coverage, you become eligible for or begin to receive group health benefits from another employer that substantially duplicate health benefits being provided by the Company pursuant to Section 8(a), then you shall promptly notify the Company of the duplicate benefits and the Company may discontinue the duplicate benefits being provided pursuant to Section 8(a).
     9.   Legal Fees. Subject to your accepting this offer and commencing employment with the Company on the terms set forth herein, the Company will pay Orrick, Herrington & Sutcliffe LLP promptly upon receipt of the invoice(s) for up to $12,500 in legal fees you incur with them in connection with negotiation of this letter agreement.
     10.   Tax Matters.
          a.   Parachute Matters. In the event that the severance benefits provided for in this letter (or otherwise by the Company and/or its acquiror or successor) to you (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 10.a., would be subject to the excise tax imposed by Section 4999 of the Code, then your benefits under this letter shall be payable either: (i) in full, or (ii) as to such lesser amount which would result in no portion of such severance benefits being subject to the excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by you on an after-tax basis, of the greatest amount of benefits under this letter, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless the Company and you otherwise agree in writing, any determination required under this Section 10 shall be made in writing by the Company’s independent public accountants (the “Accountants”), whose determination shall be conclusive and binding upon you and the Company for all purposes (subject to correction in the event of any contrary determinations by the Internal Revenue Service). For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Section 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.
          b.   Responsibility for Tax Obligations. You agree that you are responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that the Company reasonably determines apply to any payment or equity award made to you hereunder (or any arrangement contemplated hereunder), that your receipt of any benefit hereunder is conditioned on your satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed to you hereunder will be reduced to satisfy any such withholding or similar obligations that may apply thereto.
          c.   Code Section 409A Matters. It is the parties’ intent that no payment or benefit made or to be made hereunder shall be subject to the provisions of Section 409A(a)(1)(B) of the Internal Revenue Code. Accordingly, notwithstanding any payment date or schedule specified above, the parties agree to work expeditiously to amend this letter agreement to conform to their intent as set forth in this Section 10(c). Notwithstanding anything in this Section 10 to the contrary, to the extent that the Company in good faith determines that any payment or benefit provided for under this Agreement constitutes a “deferral of compensation” under Code Section 409A and that you are a “specified employee” (as defined under Code Section 409A) as of the relevant date, no amounts shall be paid to you prior to (and will be paid within 10 business days following) the earlier of (i) the date that is six months following the date of your “separation from service” with the Company (within the meaning of Code Section 409A), or (ii) the 30th day following the date on which the Company receives notice of your death, provided that your death occurs after your separation from service date.
          d.   Notice. Notices and all other communications contemplated by this letter agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by overnight courier, U.S. registered or certified mail, return receipt requested and postage prepaid. In the case of yourself, mailed notices shall be addressed to you at the home address that you most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
          e.   Assignment. This letter agreement shall not be assignable by either party and shall be binding upon, and shall inure to the benefit of, the heirs, executors, administrators, legal representatives, successors and assigns of the parties. In the event that all or substantially all of the business, assets and/or stock of the Company is sold or transferred, then this letter agreement shall be binding on the transferee of the business, assets and/or stock.
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     We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me on or before August 24, 2006, along with a signed and dated original copy of the Confidentiality Agreement. This letter, together with the Confidentiality Agreement and the agreements expressly referenced herein, set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. This letter will be governed by the laws of California, without regard to its conflict of laws provisions. In the event of any conflict in terms between this letter agreement and any other agreement between you and the Company (including without limitation the two Attachments and the other agreements referenced herein), the terms of this letter agreement shall prevail. This letter agreement may not be modified or amended except by a written agreement, signed by the Chairman of the Board and yourself. No waiver by either party of any breach of, or of compliance with, any condition or provision of this letter agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

Very truly yours, ZIPREALTY, INC.
By:	/s/ Donald F. Wood
Don Wood, Chairman of the Board

ACCEPTED AND AGREED:
Richard F. Sommer

/s/ Richard F. Sommer
Signature

08-24-06
Date
Exhibit A: Employee Proprietary Information Agreement
Exhibit B: Form of Release of Claims

Exhibit A
Employee Proprietary Information Agreement

ZipRealty Inc.
Employee Proprietary Information Agreement

ZipRealty, Inc.
EMPLOYEE PROPRIETARY INFORMATION AGREEMENT
As a condition of my employment with zipRealty, Inc., its subsidiaries, affiliates, successors or assigns (together the “Company”), and in consideration of my employment with the Company and my receipt of the compensation now and hereafter paid to me by Company, I agree to the following:
1. At-Will Employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment as set forth in my offer letter with the Company dated August 24, 2006 (the “Letter”). I acknowledge that this employment relationship may be terminated at any time, with or without good cause or for any or no cause, at the option either of the Company or myself, with or without notice, subject to the Letter. I also understand that any representation to the contrary is unauthorized and not valid unless in writing and signed by the President of the Company.
2. Confidential Information.
(a) Company Information. I agree at all times during the term of my employment and thereafter, to hold in strictest confidence, and not to use, except for the benefit of the Company, or to disclose to any person, firm or corporation without written authorization of the Board of Directors of the Company, any Confidential Information of the Company. I understand that “Confidential Information” means any non-public information that relates to the actual or anticipated business, research or development of the Company including, technical data, trade secrets or know-how, including, but not limited to, research, product plans, products, services, databases, customer lists and customers (including, but not limited to, customers of the Company on whom I called or with whom I became acquainted during the term of my employment), markets, anticipated new markets, software, developments, inventions, processes, formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, finance or other business information disclosed to me by the Company either directly or indirectly, in writing, orally, by drawings, or by observation of parts or equipment. I further understand that Confidential Information does not include any of the foregoing items which has become publicly known and made generally available through no wrongful act of mine or of others who were under confidentiality obligations as to the item or items involved.
(b) Former Employer Information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer or other person or entity and that I will not bring onto the premises of the Company any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.
(c) Third Party Information. I recognize that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.
3. Inventions.
(a) Inventions Retained and Licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements, and trade secrets which were made by me prior to my employment with the Company, which belong to me, which relate to the Company’s proposed business, products or research and development, and which are not assigned to the Company hereunder (collectively referred to as “Prior Inventions”); or, if no such list is attached, I represent that there are no such Prior Inventions. If in the course of my employment with the Company, I incorporate into any invention, improvement, development, product, copyrightable material or trade secret any invention, improvement, development, concept, discovery or other proprietary information owned by me or in which I have an interest, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such product, process or machine.
(b) Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title, and interest in and to any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the period of time I am in the employ of the Company (collectively referred to as “Inventions"), except as provided in Section 3(f) below. I further acknowledge that all original works of authorship which are made by me (solely or jointly with others) within the scope of and during the period of my employment with the Company and which are protectible by copyright are “works made for hire,” as that term is defined in the United States Copyright Act.
(c) Inventions Assigned to the United States. I agree to assign to the United States government all my right, title, and interest in and to any and all Inventions whenever such full title is required to be in the United States by a contract between the Company and the United States or any of its agencies.
(d) Maintenance of Records. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company. The records will be in the form of notes, sketches, drawings, and any other format that may be specified by the Company. The records will be available to and remain the sole property of the Company at all times.
(e) Patent and Copyright Registrations. I agree to assist the Company, or its designee, at the Company’s expense, in every reasonable way to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto. I further agree that my obligation to execute or cause to be executed, when it is in my power to do so, any such instrument or papers shall continue after the termination of this Agreement. If the Company is unable because of my mental or physical incapacity or for any other reason to secure my signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Inventions or original works of authorship assigned to the Company as above, then I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, to act for and in my behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon with the same legal force and effect as if executed by me.
(f) Exception to Assignments. I understand that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention which qualifies fully under the provisions of California Labor Code Section 2870 (attached hereto as Exhibit B). I will advise the Company promptly in writing of any inventions that I believe meet the criteria in California Labor Code Section 2870 and not otherwise disclosed on Exhibit A.
4. Conflicting Employment. I agree that, during the term of my employment with the Company, I will comply with the provisions of Section 1.b. of the Letter.
5. Prior Relationships. Without limiting paragraph 4, I represent that I have no other agreements, relationships or commitments to any other person or entity that conflict with my obligations to the Company under this Agreement or my ability to become employed and perform the services for which I am being hired by the Company. I further agree that if I have signed a confidentiality agreement or similar type of agreement with any former employer or other entity, I will comply with the terms of any such agreement to the extent that its terms are lawful under applicable law. I represent and warrant that after undertaking a careful search (including searches of my computers, cell phones, electronic devices and documents), I have returned all property and confidential information belonging to all prior employers. Moreover, in the event that the Company or any of its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor or successor corporations, or assigns is sued based on any obligation or agreement to which I am a party or am bound, I agree to fully indemnify the Company, its directors, officers, agents, employees, investors, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations, and assigns for all verdicts, judgments, settlements, and other losses incurred by the Company (the indemnitee) in the event that it is the subject of any legal action resulting from any breach of my obligations under this Agreement, as well as any reasonable attorneys’ fees and costs if the plaintiff is the prevailing party in such an action.
6. Returning Company Documents. I agree that, at the time of leaving the employ of the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company or otherwise belonging to the Company, its successors or assigns. In the event of the termination of my employment, I agree to sign and deliver the “Termination Certification” attached hereto as Exhibit C.
7. Notification to New Employer. In the event that I leave the employ of the Company, I hereby grant consent to notification by the Company to my new employer about my rights and obligations under this Agreement.
8. Solicitation of Employees. I agree that for a period of twelve (12) months immediately following the termination of my service relationship with the Company for any reason, whether with or without cause, I shall not either directly or indirectly solicit any of the Company’s employees to leave their employment, or attempt to solicit employees of the Company, either for myself or for any other person or entity.
9. Representations. I agree to execute any proper oath or verify any proper document required to carry out the terms of this Agreement. I represent that my performance of all the terms of this Agreement will not breach any agreement to keep in confidence proprietary information acquired by me in confidence or in trust prior to my employment by the Company. I have not entered into, and I agree I will not enter into, any oral or written agreement in conflict herewith.
10. Arbitration and Equitable Relief.
     A. Arbitration. In consideration of my employment with the Company, its promise to arbitrate all employment-related disputes, and my receipt of the compensation, pay raises and other benefits paid to me by the Company, at present and in the future, I agree that any and all controversies, claims, or disputes with anyone (including the Company and any employee, officer, director, shareholder or benefit plan of the Company in their capacity as such or otherwise), whether brought on an individual, group, or class basis, arising out of, relating to, or resulting from my employment with the Company, including any breach of this Agreement, shall be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Section 1280 through 1294.2, including section 1283.05 (the “Rules”) and pursuant to California law. Disputes which I agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family Medical Leave Act, the California Family Rights Act, the California Labor Code, Claims of Harassment, Discrimination and Wrongful Termination and any statutory claims. I further understand that this Agreement to Arbitrate also applies to any dispute that the Company may have with me.
     B. Procedure. I agree that any arbitration will be administered by the American Arbitration Association (“AAA”) and that the neutral arbitrator will be selected in a manner consistent with AAA’s national rules for the resolution of employment disputes. I agree that the arbitrator shall have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. I also agree that the arbitrator shall have the power to award any remedies available under applicable law, and that the arbitrator shall award attorneys’ fees and costs to the prevailing party except as prohibited by law. I understand that the Company will pay for any administrative or hearing fees charged by the Arbitrator or AAA. I agree that the arbitrator shall administer and conduct any arbitration in a manner consistent with the rules and that to the extent that the AAA’s national rules for the resolution of employment disputes conflict with the rules, the rules shall take precedence. I agree that the decision of the arbitrator shall be in writing.
     C. Remedy. Except as provided by the rules and this agreement, arbitration shall be the sole exclusive and final remedy for any dispute between me and the Company. Accordingly, except as provided for by the rules and this Agreement, neither I nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration. Notwithstanding, the arbitrator will not have the authority to disregard or refuse to enforce any lawful company policy, and the arbitrator shall not order or require the Company to adopt a policy not otherwise required by law.
     D. Availiability of Injunctive Relief. Both parties agree that any party may petition a court for provisional relief, including injunctive relief, as permitted by the Rules including, but not limited to, where either party alleges or claims a violation of this Agreement between me and the Company or any other Agreement regarding Trade Secrets, confidential information, nonsolicitation or Labor Code §2870. Both parties understand that any breach or threatened breach of such and agreement will cause irreparable injury and that money damages will not provide an adequate remedy therefore and both parties hereby consent to the issuance of an injunction. In the even either party seeks injunctive relief, the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees.
     E. Administrative Relief. I understand that this Agreement does not prohibit me form pursuing an administrative claim with a local, state or federal administrative body such as the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission or the worker’s compensation board. This Agreement does however, preclude me from pursuing court action regarding any such claim.
     F. Voluntary Nature of Agreement. I acknowledge and agree that I am executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. I further acknowledge and agree that I have carefully read this agreement and that I have asked any questions needed for me to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that I am waiving my right to a jury trial. Finally, I agree that I have been provided an opportunity to seek the advice of an attorney of my choice before signing this agreement.
11. General Provisions
(a) Governing Law; Consent to Personal Jurisdiction. This Agreement will be governed by the laws of the State of California. I hereby expressly consent to the personal jurisdiction of the state and federal courts located in California for any lawsuit filed there against me by the Company arising from or relating to this Agreement.
(b) Entire Agreement. This Agreement, as well as the Letter, set forth the entire agreement and understanding between the Company and me relating to the subject matter herein and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless in writing signed by the party to be charged. Any subsequent change or changes in my duties, salary or compensation will not affect the validity or scope of this Agreement.
(c) Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.
(d) Successors and Assigns. This Agreement may not be assigned without the prior written consent of the Company. Subject to the foregoing sentence, this Agreement will be binding upon my heirs, executors, administrators and other legal representatives and will be for the benefit of the Company, its successors, and its assigns.
(e) Survivorship. The rights and obligations of the parties to this Agreement will survive termination of my employment with the Company.

(f) Signatures. This Agreement may be signed in two counterparts, each of which shall be deemed an original, with the same force and effectiveness as though executed in a single document.

Date: 08-24-06	/s/ Richard F. Sommer
Richard F. Sommer

ZipRealty, Inc.
Date: Aug. 24, 2006	By:	/s/ Donald F. Wood
		Name:	Donald F. Wood
		Title:	Chairman of the Board

EXHIBIT A
LIST OF PRIOR INVENTIONS
AND ORIGINAL WORKS OF AUTHORSHIP
Identifying Number or

Title	Date	Brief Description

__ No inventions or improvements
__ Additional Sheets Attached
Signature of Employee: ____________________________________
By:
Date: ___________________________

EXHIBIT B
CALIFORNIA LABOR CODE SECTION 2870
EMPLOYMENT AGREEMENTS; ASSIGNMENT OF RIGHTS
"(a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:
(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer.

(2)	Result from any work performed by the employee for the employer.
(b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.”

EXHIBIT B
FORM OF RELEASE OF CLAIMS
     This Release (this “Release”) is entered into between ZipRealty, Inc. [or its successor entity, if applicable] (the “Company”), on the one hand, and Richard F. Sommer (the “Executive”), on the other hand.
     1.   Each of the undersigned executes and enters into this Release in consideration of each and all of the agreements made and undertaken by each of the undersigned as follows:
     (a)   Executive’s health insurance benefits will cease on the Termination Date (as defined in the Offer Letter as defined below), subject to Executive’s right to continue his health insurance under COBRA (including any applicable reimbursement for COBRA expenses as set forth in the Offer Letter). Executive’s participation in all other benefits and incidents of employment will cease on the Termination Date. Executive will cease accruing all other benefits, including but not limited to, vacation time and paid time off, as of the Termination Date.
     (b)   Executive shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of the Employee Proprietary Information Agreement dated August 24, 2006 between Executive and the Company (the “Confidentiality Agreement”). Executive shall return all of the Company’s property and confidential and proprietary information in his possession to the Company. By signing this Release, Executive represents and declares under penalty of perjury under the laws of the state of California that he has returned all Company property.
     2.   Executive and the Company agree that the payment of benefits that Executive has received under the Offer Letter dated August 24, 2006 between the Company and the Executive (the “Offer Letter”) and the treatment of stock options under the Stock Option Award Agreement between the Company and the Executive with respect to stock options granted on September 6, 2006 (the “Stock Option Agreement”) represent settlement in full of all outstanding obligations owed to Executive by the Company and its owners, related entities, officers, directors, employees, agents, representatives and shareholders (the “Releasees”). Executive, on his own behalf, and on behalf of his respective heirs, family members, executors, agents and assigns, does hereby fully and forever release and discharge the Releasees of and from, and agrees not to sue concerning any claim, duty, obligation or cause of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, that Executive may possess, or that Executive’s heirs, family members, executors, agents and assigns have or might have through Executive, arising from any omissions, acts or facts that have occurred up until and including the Effective Date of this Release, including without limitation:
a)	any and all claims relating to or arising from Executive’s employment relationship;

b)	any and all claims relating to, or arising from, Executive’s right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law;

c)	any and all claims under the law of any jurisdiction including, but not limited to, wrongful discharge of employment, constructive discharge from employment, termination in violation of public policy, discrimination, harassment, retaliation, breach of contract, both express and implied, breach of the covenant of good faith and fair dealing, both express and implied; promissory estoppel, negligent and intentional infliction of emotional distress, negligent and intentional misrepresentation, negligent and intentional interference with prospective economic advantage, unfair business practices, defamation, libel, slander, negligence, personal injury, fraud, misrepresentation, assault, battery invasion of privacy, false imprisonment and conversion;

d)	any and all claims for violation of any federal, state or municipal statute, including, but not limited to, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Fair Labor Standards Act, the Executive Retirement Income Security Act of 1974, the Worker Adjustment Retraining and Notification Act, the Older Workers Benefit Protection Act; the California Fair Employment and Housing Act, the California Labor Code; and any and all applicable California laws, regulations or statutes;

e)	any and all claims for violation of the federal or any state constitution;

f)	any and all claims arising out of any other laws and regulations relating to employment or employment discrimination;

g)	any claim for any loss, cost, damage, or expense arising out of any dispute over the non-withholding or other tax treatment of the proceeds received by Executive as a result of this Release; and

h)	any and all claims for attorneys’ fees and costs.
The Company and Executive agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Release or any obligations with respect to indemnification for any potential liability alleged against you in connection with your role as an officer or director of the Company in accordance with Section 3.d. of the Offer Letter and with the Company’s certificate of incorporation and bylaws, applicable law, any directors and officers liability insurance policy maintained by the Company and/or any indemnification agreement between you and the Company in effect immediately prior to the date of this Release.

     3.   Executive represents that he is not aware of any claim by him other than the claims that are released by this Release. Executive acknowledges that he has been advised by legal counsel and is familiar with the provisions of California Civil Code Section 1542, which provides as follows
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS/HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.
     Executive, being aware of said code section, agrees to expressly waive any rights he may have under the above principal or any statute or common law principals of similar effect.
     4.   Executive acknowledges that he is waiving and releasing any rights he may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary. Executive and the Company agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release. Executive acknowledges that the consideration given for this waiver and release agreement is in addition to anything of value to which Executive was already entitled. Executive further acknowledges that he has been advised in writing that:
a)	he should consult with an attorney prior to executing this Release;

b)	he has up to twenty-one (21) days within which to consider this Release;

c)	he has seven (7) days following his execution of this Release to revoke this Release;

d)	this Release shall not be effective until the revocation period has expired; and

e)	nothing in this Release prevents or precludes Executive from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs from doing so, unless specifically authorized by federal law.
     5.   Each of the undersigned agrees that none of the releases set forth herein releases any claims arising out of obligations set forth in this Release.
     6.   This Release is effective after it has been signed by both parties and after (8) days have passed since Executive signed the Release (the “Effective Date”).
     7.   Executive and the Company agree that any and all disputes arising out of the terms of this Release, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Alameda County, California before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes of California Code of Civil Procedure. The parties agree that the prevailing party in any arbitration shall be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. The parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the parties and the subject matter of their dispute relating to Executive’s obligations under this Release.
     8.   If any provision of this Release or the application thereof is held invalid, the invalidity shall not affect other provisions or application of the Release which can be given effect without the invalid provisions or application and to this end the provisions of this Release are declared to be severable.
     9.   This Release contains the entire agreement of the undersigned with respect to the matters covered by this Release and no promise made by any party or by an officer, attorney, or agent of any party that is not expressly contained in this Release shall be binding or valid. This Release supersedes any prior agreement between the parties with the exception of the Confidentiality Agreement, the Offer Letter and the Stock Option Agreement. Additionally, any modification of any provision of this Release, to be effective, must be in writing and signed by both parties.
     10.   This Release shall be governed by and construed under the laws of the State of California, without regard to its conflict of laws provisions.
     11.   Executive will not make any statement, written or oral, that disparages the Company or any of its affiliates, or any of the Company’s or its affiliates’ products, services, policies, business practices, employees, executives, officers or directors. Similarly, the Company agrees to instruct its executive officers and members of the Company’s Board of Directors not to make any statement, written or oral, that disparages Executive. The restrictions described in this paragraph shall not apply to any truthful statements made in response to a subpoena or other compulsory legal process.
     12.   Each party to this Release has consulted with, or had the opportunity to consult with, legal and tax counsel concerning all paragraphs of this Release. Each party has read the Release and has been fully advised by legal counsel with respect to the rights and obligations under the Release, or has had the opportunity to obtain such advice. Each party is fully aware of the intent and legal effect of the Release, and has not been influenced to any extent whatsoever by any representation or consideration other than as stated herein. After consultation with and advice from, or the opportunity for consultation with and advice from, legal counsel, each party voluntarily enters into this Release.

DATED:
Richard F. Sommer

ZipRealty, Inc.
DATED:	By:
Name:
Title: